Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2011 Results

Rolling Meadows, Ill., May 9, 2011 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its first-quarter 2011 financial results.

Highlights

•                  Q1 2011 revenues of $150.3 million compared to Q1 2010 revenues of $148.9 million.

•                  Q1 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP financial measure, of $11.9 million compared to $8.7 million in Q1 2010.

•                  Q1 2011 diluted earnings per share (EPS) of $0.21 compared to $0.13 in Q1 2010.

•                  Q1 2011 backlog of $603.9 million compared to Q1 2010 backlog of $199.5 million.

Management Comments

Bill Koertner, MYR’s president and CEO, said, “We have benefited in the last couple quarters from the favorable close out of some of our major projects which has improved our margins. These projects will be substantially completed by the end of the second quarter. We expect to replace these revenues in the second half of the year as we ramp up construction on some of our recent awards, however, the margins on these new contracts may not match those of the work being completed.  We recently announced new major contracts in Virginia and Texas. These projects, along with awards announced in the fourth quarter last year, will contribute to our workload over the next several years. We are very appreciative of the confidence our customers have shown in selecting us for these large transmission projects. Our teams are focused on executing these new projects with some of the best people and equipment in the business, and we continue to bid additional large projects and related upgrades for the U.S. transmission grid. We are beginning to see some improvements in the overall economy, however, our utility distribution and C&I businesses remain soft.”

First-Quarter Results

MYR reported first-quarter 2011 revenues of $150.3 million, an increase of $1.4 million, or 0.9 percent, compared to the first quarter of 2010. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $118.0 million, an increase of $15.2 million, or 14.8 percent, over the first quarter of 2010. The Commercial and Industrial (C&I) segment reported revenues of $32.3 million, a decrease of $13.8 million, or 29.9 percent, over the first quarter of 2010. The majority of the increase in revenues was the result of an increase in revenues from several medium-sized T&D projects (between $3.0 million and $10.0 million in contract value) which was substantially offset by a decrease in revenues from a few large C&I projects (greater than $10.0 million in contract value).

Consolidated gross profit increased to $21.6 million, or 14.4 percent of revenues in the first quarter of 2011, compared to $15.2 million, or 10.2 percent of revenues in the first quarter of 2010. The increase in gross profit as a percentage of revenues was mainly attributable to an overall increase in contract margins on a few large transmission projects (greater than $10.0 million in contract value) of approximately $5.8 million as a result of increased productivity levels, cost efficiencies, added work and effective project management.  These large projects, which generated above-normal

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margins in the current period, will be substantially completed in the second quarter of 2011.  Gross profit also increased by approximately $1.2 million on T&D projects with contract values less than $10 million, which was mostly offset by a decrease in gross profit on C&I projects with contract values less than $10 million.

Selling, general and administrative expenses (SG&A) increased approximately $3.4 million, or 32.1 percent, to $14.0 million in the first quarter of 2011 compared to $10.6 million in the first quarter of 2010. The increase was primarily due to an overall increase in profit sharing and other employee-related compensation and benefit costs in the first quarter of 2011 coupled with the first quarter 2010 one-time elimination of a $1.6 million severance liability as a result of amending the employment agreements of our six executive officers. As a percentage of revenues, these expenses increased to 9.3 percent for the three months ended March 31, 2011 from 7.1 percent for the three months ended March 31, 2010.

For the first quarter of 2011, net income was $4.5 million, or $0.21 per diluted share, compared to $2.8 million, or $0.13 per diluted share, for the same period of 2010. First-quarter 2011 EBITDA was $11.9 million, or 7.9 percent of revenues, compared to $8.7 million, or 5.8 percent of revenues, in the first quarter of 2010. The increase in EBITDA as a percentage of revenues was mainly due to an increase in gross profit margin, as discussed above.

Backlog

As of March 31, 2011, MYR’s backlog was approximately $603.9 million, consisting of $523.7 million in the T&D segment and $80.2 million in the C&I segment. Total backlog increased $404.4 million, or 202.7 percent, from the $199.5 million reported at March 31, 2010. The increase in backlog comparing the first quarter of 2011 to the first quarter of 2010 was primarily related to several large contracts that were awarded in the Company’s T&D segment late in 2010 and in the first quarter of 2011.

Total backlog at March 31, 2011 was $83.0 million higher than the $520.9 million backlog reported at December 31, 2010. T&D backlog increased $94.7 million, or 22.1 percent, while C&I backlog decreased $11.7 million, or 12.8 percent, compared to backlog at December 31, 2010.

MYR’s method of calculating backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period, therefore, it should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of March 31, 2011, MYR had cash and cash equivalents of $44.7 million and total long-term debt of $10 million under a term loan. In the first quarter of 2011, MYR prepaid $20 million of its outstanding long-term debt reducing the balance to $10 million. As of March 31, 2011, MYR also had a $75 million revolving credit facility, of which $15 million was used in a letter of credit outstanding, leaving $60 million of available credit. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, expires on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this press release. EBITDA is a measure not recognized by generally accepted accounting principles (GAAP) in the United States. Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its first-quarter 2011 results on Tuesday, May 10, 2011, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Monday, May 16, 2011, at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 60139160. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of March 31, 2011 and December 31, 2010

(in thousands, except share and per share data)	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$44,713	$62,623
Accounts receivable, net of allowances of $924 and $947, respectively	91,856	107,172
Costs and estimated earnings in excess of billings on uncompleted contracts	35,410	29,299
Deferred income tax assets	10,544	10,544
Receivable for insurance claims in excess of deductibles	8,385	8,422
Refundable income taxes	—	2,144
Other current assets	3,012	3,719
Total current assets	193,920	223,923
Property and equipment, net of accumulated depreciation of $51,044 and $46,878, respectively	103,064	96,591
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,972 and $1,888, respectively	11,120	11,204
Other assets	1,397	1,831
Total assets	$356,100	$380,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,950	$41,309
Billings in excess of costs and estimated earnings on uncompleted contracts	42,825	45,505
Accrued self insurance	34,133	34,044
Accrued income taxes	258	—
Other current liabilities	18,272	17,974
Total current liabilities	129,438	138,832
Long-term debt, net of current maturities	10,000	30,000
Deferred income tax liabilities	17,971	17,971
Other liabilities	686	636
Total liabilities	158,095	187,439
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,130,389 and 20,007,081 shares issued and 20,127,079 and 20,007,081 shares outstanding at March 31, 2011 and December 31, 2010, respectively	201	200
Additional paid-in capital	146,024	145,149
Retained earnings	51,860	47,360
Treasury stock—3,310 and 0 shares, respectively	(80)	—
Total stockholders’ equity	198,005	192,709
Total liabilities and stockholders’ equity	$356,100	$380,148

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2011 and 2010

	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010
Contract revenues	$150,294	$148,889
Contract costs	128,705	133,720
Gross profit	21,589	15,169
Selling, general and administrative expenses	13,953	10,564
Amortization of intangible assets	84	84
Gain on sale of property and equipment	(71)	(190)
Income from operations	7,623	4,711
Other income (expense)
Interest income	29	11
Interest expense	(210)	(203)
Other, net	(22)	(30)
Income before provision for income taxes	7,420	4,489
Income tax expense	2,920	1,709
Net income	$4,500	$2,780
Income per common share:
—Basic	$0.23	$0.14
—Diluted	$0.21	$0.13
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,983	19,821
—Diluted	20,934	20,733

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2011 and 2010

	Three months ended
	March 31,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$4,500	$2,780
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	4,247	3,940
Amortization of intangible assets	84	84
Stock-based compensation expense	348	424
Excess tax benefit from stock-based awards	(169)	(16)
Gain on sale of property and equipment	(71)	(190)
Other non-cash items	44	21
Changes in operating assets and liabilities
Accounts receivable, net	15,316	14,301
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,111)	(1,153)
Receivable for insurance claims in excess of deductibles	37	(370)
Other assets	3,241	541
Accounts payable	(5,856)	(9,544)
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,680)	(6,989)
Accrued self insurance	89	295
Other liabilities	775	(3,491)
Net cash flows provided by operating activities	13,794	633
Cash flows from investing activities:
Proceeds from sale of property and equipment	71	190
Purchases of property and equipment	(12,223)	(1,382)
Net cash flows used in investing activities	(12,152)	(1,192)
Cash flows from financing activities:
Payments on term loan	(20,000)	—
Payments of capital lease obligations	—	(16)
Employee stock option transactions	359	103
Excess tax benefit from stock-based awards	169	16
Purchase of Treasury stock	(80)	—
Net cash flows provided by (used in) financing activities	(19,552)	103
Net decrease in cash and cash equivalents	(17,910)	(456)
Cash and cash equivalents:
Beginning of period	62,623	37,576
End of period	$44,713	$37,120

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three Months Ended March 31, 2011 and 2010

	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010

Summary Data:
Contract revenues	$150,294	$148,889
Gross profit	$21,589	$15,169
Income from operations	$7,623	$4,711
Net income	$4,500	$2,780

Income per common share (1):
- Basic	$0.23	$0.14
- Diluted	$0.21	$0.13

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,983	19,821
- Diluted	20,934	20,733

Reconciliation of Net Income to EBITDA:
Net income	$4,500	$2,780
Interest expense (income), net	181	192
Provision for income taxes	2,920	1,709
Depreciation and amortization	4,331	4,024
EBITDA (2)	$11,932	$8,705

(1)       The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or performance conditions have not been met on performance awards.

(2)       EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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